EXHIBIT 99.1

QUAINT OAK BANCORP, INC. DECLARES
QUARTERLY CASH DIVIDEND

Southampton, Pa., April 11, 2013 – Quaint Oak Bancorp, Inc. (OTCQB: QNTO) (the "Company"), the holding company for Quaint Oak Bank (the "Bank"), announced today that its Board of Directors at their meeting on April 10, 2013, declared a quarterly cash dividend of $0.05 per share on the common stock of the Company payable on May 6, 2013, to the shareholders of record at the close of business on April 22, 2013.

Robert T. Strong, President and Chief Executive Officer stated, "I am pleased to announce the 25% increase in our quarterly cash dividend to $0.05 per share, which reflects our positive financial performance for 2012 and represents our fourth and largest annual increase in our dividend since 2009.  As always, our current and continued business strategy includes long term profitability, a continuing repurchase plan and payment of dividends.  This focus reflects the Company’s strong commitment to shareholder value."

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in the Delaware Valley and Lehigh Valley markets in Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

CONTACT:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059